INGERSOLL-RAND COMPANY
SUPPLEMENTAL EMPLOYEE SAVINGS PLAN
(AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 2012)
INTRODUCTION

Ingersoll-Rand Company (the “Company”) established the Ingersoll-Rand Company Employee Savings Plan (the “Qualified Savings Plan”) effective January 1, 2003 for employees employed by the Company and certain subsidiaries and affiliates of the Company (the “Employees”), under which benefits do not reflect compensation of Employees in excess of the limitation imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) or Compensation deferred under the IR Executive Deferred Compensation Plan (the “Deferral Plan”).

The purpose of this amended and restated Ingersoll-Rand Company Supplemental Employee Savings Plan, which was formerly known as the Ingersoll-Rand Company Supplemental Savings and Stock Investment Plan (the “Supplemental Savings Plan”) is to provide a vehicle under which Employees can be paid benefits which are supplemental to benefits payable under the Qualified Savings Plan with respect to compensation that is not taken into account under the Qualified Savings Plan.

Effective August 1, 2002, the liabilities under the Ingersoll-Rand Company Supplemental Retirement Account Plan (the “Supplemental RAP”) were merged into this Supplemental Savings Plan. This Supplemental Savings Plan was last amended and restated effective January 1, 2003 with respect to all Employees except those Employees employed by The Torrington Company.

This Supplemental Savings Plan is hereby amended and restated effective January 1, 2009. The provisions of this Supplemental Savings Plan as in effect prior to January 1, 2003 shall continue to apply to Employees of The Torrington Company.

It is intended that this Supplemental Savings Plan be treated as “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

Unless otherwise indicated herein, capitalized terms shall have the same meanings as they have under the Qualified Savings Plan.

Notwithstanding any other provision of this Supplemental Savings Plan to the contrary, the terms of this Supplemental Savings Plan are limited to amounts credited to Employees accounts hereunder (including earnings on such amounts) with respect to compensation earned in years commencing prior to January 1, 2005 that pursuant to the effective date rules of Section 885(d) of the American Jobs Creation Act of 2004 and Treasury Regulations section 1.409A-6(a), are not subject to the requirements of Section 409A of the Code. Effective January 1, 2005, the Company has established the Ingersoll-Rand Company Supplemental Savings Plan II to provide similar supplemental benefits

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that are subject to the requirements of Section 409A of the Code with respect to compensation earned by Employees in years commencing after December 31, 2004.

SECTION 1
PARTICIPATION

1.1
Participation. An Employee shall participate in this Supplemental Savings Plan if a Supplemental Company Contribution was credited or creditable to the Employee’s Account under Section 2.2 with respect to compensation earned for any year commencing before January 1, 2005. An Employee who had an account under the Supplemental RAP merged into this Supplemental Savings Plan on August 1, 2002 shall also be a participant in this Plan.

SECTION 2
ACCOUNTS/SUPPLEMENTAL BENEFITS

2.1
Accounts. The Company shall maintain on its books an account for each Employee who participates in this Supplemental Savings Plan (each an “Employee Account”). Such Employee Accounts shall be credited with Supplemental Company Contributions in accordance with Sections 2.2 and 2.3 hereof.

The Company shall maintain on its books an account for each Employee who had an account under the Supplemental RAP merged into this Supplemental Savings Plan (each a “Supplemental RAP Account”).

2.2
Company Contributions. An Employee shall be entitled to receive a Supplemental Company Contribution (credited as provided in Section 2.3) for any year commencing before January 1, 2005 in which the Employee’s Compensation for the year exceeds the limitation provided under Section 401(a)(17) of the Code and/or did not reflect compensation deferred under the Deferral Plan. The amount of Supplemental Company Contributions credited to the Employee Account for any such year shall equal (a) the Company Matching Contributions for such year, calculated as if the limitations described above did not apply, less (b) the Company Matching Contributions made with respect to the Employee under the Qualified Savings Plan.

Contributions shall not be made to the Supplemental RAP Account on or after January 1, 2003. Contributions made to the Supplemental RAP Account prior to January 1, 2003 were made in accordance with the provisions of the Supplemental RAP in effect prior to January 1, 2003.

2.3	Crediting and Investment Allocation of Supplemental Company Contributions.

(a)    For purposes hereof, the following terms shall have the meanings set forth below:

(i)	“Common Stock” means the Class A common shares, par value $1.00 per share, of Ingersoll-Rand Company Limited, a Bermuda company.

(ii)	“Common Stock Unit” means the right to receive dividends in respect of the Common Stock and the right to receive the Fair Market Value of a Unit.

(iii)
“Fair Market Value of a Unit” means the fair market value of one unit of Common Stock as determined under the recordkeeping procedures established for the Company Stock Fund under the Qualified Savings Plan.

(b)
All Supplemental Company Contributions shall be made by crediting to the Employee Account of each Employee eligible to participate in this Supplemental Savings Plan such number of Common Stock Units as will equal (i) the amount of Supplemental Company Contributions to which such Employee is entitled pursuant to Section 2.2, divided by (ii) the Fair Market Value of a Unit on the date such Supplemental Company Contribution is made. Crediting of Common Stock Units shall occur at the same time as determined under the recordkeeping procedures established for the Qualified Savings Plan.

(c)
On the date of payment of each cash dividend in respect of the Common Stock, each Employee Account shall be credited with additional Common Stock Units in the same manner and at the same time as determined under the recordkeeping procedures established for the Qualified Savings Plan.

(d)
In the event of any stock dividend on the Common Stock or any split-up or combination of shares of the Common Stock, appropriate adjustment shall be made by the Committee (hereinafter defined) in the aggregate number of Common Stock Units credited to each Employee Account.

(e)
Effective October 1, 2012, and subject to the Company’s policies regarding insider trading, an Employee may change his investment allocations with respect to amounts credited to his Employee Account and/or his Supplemental RAP Account to or among Common Stock Units or any of the investment options available under the Qualified Savings Plan, other than a self-directed brokerage window, subject to such limitations as may be established by the Administrative Committee. An Employee’s selected investment allocations will remain in effect and may be changed by the Employee after his termination of employment and before the Payment Date under Section 4.1.

(f)
For purposes of determining the balance of an Employee’s Employee Account, investment allocations to or changes from Common Stock Units or other investment options shall be valued in accordance with the recordkeeping procedures under the Qualified Savings Plan.

(g)
Notwithstanding any other provision of this Supplemental Savings Plan II that may be interpreted to the contrary, an Employee’s investment allocations, including Common Stock Units, are to be used for measurement purposes only, and an Employee’s election of any investment option, the crediting to his or her Employee Account and/or Supplemental RAP Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to an Employee’s Employee Account and/or Supplemental RAP Account shall not constitute or be construed in any manner as an actual investment of his or her Employee Account and/or Supplemental RAP Account balance in any such investment option. In the event that the Company or the trustee of a trust established in accordance with Section 6, in its own discretion, decides to invest funds in any or all of the investment options, no Employee shall have any rights in or to such investments themselves. Without limiting the foregoing, an Employee’s Employee Account and/or Supplemental RAP Account shall at all times be a bookkeeping entry only and shall not represent any investment made on the Employee’s behalf by the Company or the trust. The Employee shall at all times remain an unsecured creditor of the Company.

SECTION 3
VESTING

3.1	Vesting. An Employee shall at all times be fully vested in his Employee Account.

SECTION 4
DISTRIBUTIONS

4.1    Time and Form of Distribution.

(a)
With respect to terminations of employment by reason of death, disability, retirement or otherwise occurring on or after May 29, 2003, the balance credited to an Employee’s Employee Account and/or his Supplemental RAP Account hereunder as of the last Valuation Date preceding the Payment Date shall be payable in the form of a cash lump sum on the Employee’s Payment Date. The Payment Date for any Employee shall be the later of (a) the first business day of the calendar year following the date of the Employee’s termination of employment with the Company, or (b) the first business day of the sixth calendar month following the date of the

Employee’s termination of employment with the Company, unless such Employee is a participant in the Ingersoll-Rand Company Elected Officers Supplemental Program or the Ingersoll-Rand Company Key Management Supplemental Program and such Employee filed a deferral election under the Deferral Plan at least one year in advance of such termination of employment to defer the payment of such lump sum under the Deferral Plan.

(b)
In the event a valid deferral election is made under the Deferral Plan, the lump sum amount that would have otherwise been payable under this Supplemental Savings Plan shall be credited to the Deferral Plan as soon as administratively practicable following the Employee’s termination of employment with the Company.

(c)
Any such payment not deferred under the Deferral Plan shall be made to the Employee, or if the Employee is not then living, to the Employee’s beneficiary(ies) under the Qualified Savings Plan. Any payment to such beneficiary(ies) shall be payable thirty (30) days after the date of the Employee’s death, or as soon as practicable thereafter.

4.2
Payment of Benefits. The benefits payable under this Supplemental Savings Plan shall be paid to an Employee (or beneficiary(ies)) by the Company, provided, however, that if the Company shall have made a contribution to a trust established under Section 5 hereof of all or a portion of the amount credited to such Employee’s Account and/or Supplemental RAP Account under this Supplemental Savings Plan (a) the amount paid to the Employee by the Company hereunder shall be reduced by the amount distributed to such Employee from such trust and (b) the amount distributed to such Employee from such trust shall be limited by the amount to which such Employee is entitled pursuant to Section 4.3 hereof.

SECTION 5
TRUST FUND INVESTMENT

5.1
Establishment of Trust. Except as provided in Section 6.1 hereof, the Company shall have no obligation to fund the Employee Accounts and/or Supplemental RAP Accounts hereunder. The Company may, however, in its sole discretion, transfer assets to a trust fund to assist it in meeting its obligations under this Supplemental Savings Plan. The trust agreement shall provide that all amounts contributed to the trust, together with earnings thereon, shall be invested and reinvested as provided therein.

5.2
Rights of Creditors. The assets held by the trust shall be subject to the claims of general creditors of the Company in the event of the Company’s insolvency. The rights of an Employee to the assets of such trust fund shall not be superior to those of an unsecured creditor of the Company.

5.3	Disbursement of Funds. All contributions to the trust fund shall be held and disbursed in accordance with the provisions of the related trust agreement. No portion of the trust fund may be returned to the Company other than in accordance with the terms of the related trust agreement.

5.4
Company Obligation. Notwithstanding any provisions of any such trust agreement to the contrary, the Company shall remain obligated to pay benefits under this Supplemental Savings Plan. Nothing in this Supplemental Savings Plan or any such trust agreement shall relieve the Company of its liabilities to pay benefits under this Supplemental Savings Plan except to the extent those liabilities are met by the distribution of trust assets.

SECTION 6
CHANGE IN CONTROL

6.1
Contributions to Trust. In the event that the Board of Directors of Ingersoll-Rand Company is informed by the Board of Directors of Ingersoll-Rand Company Limited that a “change in control” of Ingersoll-Rand Company Limited has occurred, Ingersoll-Rand Company shall be obligated to establish a trust and to contribute to the trust an amount equal to the balance credited to each Employee’s Employee Account and/or Supplemental RAP Account established hereunder, such Employee Accounts and/or Supplemental RAP Accounts to be valued as of the last day of the calendar month immediately preceding the date the Board of Directors of Ingersoll-Rand Company was informed that a “change in control” has occurred.

6.2	Amendments. Following a “change in control” of Ingersoll-Rand Company Limited, any amendment modifying or terminating this Supplemental Savings Plan shall have no force or effect.

6.3
Definition of Change in Control. For purposes hereof, a “change in control” shall have the meaning designated: (i) in the Ingersoll-Rand Company Amended and Restated Grantor Trust Agreement dated August 6, 1999, between the Company and Wachovia Bank, as trustee, or (ii) in such other trust agreement that restates or supersedes the agreement referred to in clause (i), in either case for purposes of satisfying certain obligations to executive employees of Ingersoll-Rand Company. Notwithstanding the foregoing, for purposes of this Section 6, the term “change in control” shall refer solely to a “change in control” of Ingersoll-Rand Company Limited.

SECTION 7
MISCELLANEOUS

7.1
Amendment and Termination. Except as provided in Section 6.2, this Supplemental Savings Plan may, at any time and from time to time, be amended or terminated without the consent of any Employee or beneficiary, by (a) the Board of Directors of Ingersoll-Rand

Company Limited or the Compensation Committee (as described in Section 7.6), or (b) in the case of amendments which do not materially modify the provisions hereof, the Administrative Committee (as described in Section 7.6), provided, however, that no such amendment or termination shall reduce any benefits accrued or vested under the terms of this Supplemental Savings Plan as of the date of termination or amendment.

7.2
No Contract of Employment. The establishment of this Supplemental Savings Plan or any modification thereof shall not give any Employee or other person the right to remain in the service of the Company or any of its subsidiaries, and all Employees and other persons shall remain subject to discharge to the same extent as if the Supplemental Savings Plan had never been adopted.

7.3	Limitation of Rights. Nothing in this Supplemental Savings Plan shall be construed to give any Employee any rights whatsoever with respect to shares of Common Stock.

7.4
Withholding. The Company shall be entitled to withhold from any payment due under this Supplemental Savings Plan any and all taxes of any nature required by any government to be withheld from such payment.

7.5	Loans. No loans to Employees shall be permitted under this Supplemental Savings Plan.

7.6
Compensation Committee. This Supplemental Savings Plan shall be administered by the Compensation Committee (or any successor committee) of the Board of Directors of Ingersoll-Rand Company Limited (the “Compensation Committee”). The Compensation Committee has delegated to the Administrative Committee appointed by the Company’s Chief Executive Officer (the “Administrative Committee”) the authority to administer the Supplemental Savings Plan in accordance with its terms. Subject to review by the Compensation Committee, the Administrative Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Administrative Committee of the claim for benefits under this Supplemental Savings Plan by an Employee or beneficiary shall be stated in writing by the Administrative Committee and delivered or mailed to the Employee or beneficiary. Such notice shall set forth the specific reasons for the Administrative Committee’s decision. In addition, the Administrative Committee shall afford a reasonable opportunity to any Employee or beneficiary whose claim for benefits has been denied for a review of the decision denying the claim.

7.7
Entire Agreement; Successors. This Supplemental Savings Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Employee regarding this Supplemental Savings Plan. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Company and any Employee relating to the subject matter hereof, other than those set forth herein. This Supplemental Savings Plan and any amendment hereof shall be binding on the Company and the Employees and their respective heirs, administrators, trustees, successors and assigns, including but not limited to, any successors of the Company by merger, consolidation or otherwise by operation of law, and on all designated beneficiaries of the Employee.

7.8
Severability. If any provision of this Supplemental Savings Plan shall, to any extent, be invalid or unenforceable, the remainder of this Supplemental Savings Plan shall not be affected thereby, and each provision of this Supplemental Savings Plan shall be valid and enforceable to the fullest extent permitted by law.

7.9
Application of Plan Provisions. All relevant provisions of the Qualified Savings Plan shall apply to the extent applicable to the obligations of the Company under this Supplemental Savings Plan. Benefits provided under this Supplemental Savings Plan are independent of, and in addition to, any payments made to Employees under any other plan, program, or agreement between the Company and Employees eligible to participate in this Supplemental Savings Plan, or any other compensation payable to any Employee by the Company or by any subsidiary or affiliate of the Company.

7.10	Governing Law. Except as preempted by federal law, the laws of the State of New Jersey shall govern this Supplemental Savings Plan.

7.11
Participant as General Creditor. Benefits under this Supplemental Savings Plan shall be payable by the Company out of its general funds. The Company shall have the right to establish a reserve or make any investment for the purposes of satisfying its obligation hereunder for payment of benefits at its discretion, provided, however, that no Employee eligible to participate in this Supplemental Savings Plan shall have any interest in such investment or reserve. To the extent that any person acquires a right to receive benefits under this Supplemental Savings Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.

7.12
Nonassignability. To the extent permitted by law, the right of any Employee or any beneficiary in any benefit hereunder shall not be subject to attachment or other legal process for the debts of such Employee or beneficiary; nor shall any such benefit be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

IN WITNESS WHEREOF, the Company has caused this amendment and restatement to be executed by its duly authorized representative on this 14th day of November, 2012.

INGERSOLL-RAND COMPANY

By:    /s/ Barbara Santoro
Barbara A. Santoro
Vice President & Secretary